Exhibit 107

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

RELIEF THERAPEUTICS HOLDING SA

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, nominal value CHF 0.01 per share (1)	Rule 457(o)			$20,000,000	0.0000927	$1,854.00
Fees Previously Paid								$1,854.00
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$20,000,000		$1,854.00
	Total Fees Previously Paid							$1,854.00
	Total Fee Offsets							$1,854.00
	Net Fee Due							$0.00

(1)

All ordinary shares will be in the form of American Depositary Shares, or ADSs, with each ADS representing 200 ordinary shares of the Registrant. ADSs issuable upon despot of the ordinary shares registered hereby have been registered pursuant to a sperate registration statement on Form F-6.

(2)

Estimated solely for computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional ordinary shares represented by ADSs, which the underwriters have the option to purchase to cover over-allotments, if any. See “Underwriting” in the Form F-1.

(3)	Calculated pursuant to Rule 457(o) under the securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.